Exhibit 99.2

Reconciliation from GAAP to non-GAAP Measures

In addition to financial results presented in accordance with GAAP, the slides contained in Exhibit 99.1 contain certain non-GAAP measures. Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown below.

	Year ended June 30,
	2005	2004	2003	2002	2001	2000
GAAP Net income	$18,938	$14,151	$16,692	$16,230	$6,314	$6,814
Merger, integration and restructuring costs, net of tax		1,414			2,072	448
Other-than-temporary impairment of securities, net of tax	3,410	—	—	—	—	—
Tax-free proceeds from executive life insurance policy	(1,005)	—	—	—	—	—

Core earnings	$21,343	$15,565	$16,692	$16,230	$8,386	$7,262

	Quarter ended
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
GAAP Net income	$6,167	$5,955	$6,590	$1,636	$4,757
Other-than-temporary impairment of securities, net of tax	—	—		3,410	—
Tax-free proceeds from executive life insurance policy	—	—	(1,005)		—

Core earnings	$6,167	$5,955	$5,585	$5,046	$4,757